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                      [Hilton Letterhead]

NEWS RELEASE


                                        Contact:  Marc Grossman
                                                  Corporate Affairs
                                                  (310) 205-4030


                       HILTON ISSUES REVISED
                 PRELIMINARY PRORATION CALCULATIONS


     Beverly Hills, Calif., December 1, 1999 - Hilton Hotels Corporation (NYSE:HLT) today issued revised preliminary proration calculations relative to its acquisition of Promus Hotel Corporation. This revises incorrect information received by the Company from the Exchange Agent and issued yesterday.

     Including shares for which a notice of guaranteed delivery was received, preliminary analysis indicates that holders of approximately 86 percent of the outstanding shares of Promus common stock made elections to receive
$38.50 in cash for each Promus share, and holders of approximately 11 percent elected to receive 3.2158 shares of Hilton common stock for each Promus share. In order to reflect the agreed upon conversion of 55 percent of the outstanding Promus shares into cash and 45 percent into Hilton stock, and based upon this preliminary analysis, Promus shareholders electing cash will be prorated such that approximately 64 percent of the Promus shares for which cash elections were made will be exchanged for cash. All other Promus shares will receive 3.2158 shares of Hilton common stock for each Promus share.


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                               Hilton Hotels Corporation World Headquarters
                               9336 Civic Center Drive, Beverly Hills, CA 90210
                               Tel: +1 310-205-4848
                               Reservations: www.hilton.com or 1-800-HILTONS